EXHIBIT INDEX

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.1 Consent of Independent Auditors for American Express Endeavor Select(SM) Variable Annuity.

10.2 Consent of Independent Auditors for American Express Innovations(R) Variable Annuity.

10.3 Consent of Independent Auditors for American Express Innovations(R) Select Variable Annuity.

13.1 Power of Attorney to sign Amendments to this Registration Statement, dated April 13, 2005.